Exhibit (n)(2)

KPMG LLP
345 Park Avenue
New York, NY 10154-0102

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of

Alcentra Capital Corporation:

Under date of March 18, 2015, we reported on the consolidated statement of assets and liabilities, including the consolidated schedule of investments, of Alcentra Capital Corporation and subsidiaries as of December 31, 2014 and the related consolidated statements of operations, changes in net assets, and cash flows for the period from May 8, 2014 (commencement of operations) through December 31, 2014, and the statements of operations, changes in net assets and cash flows of BNY Mellon-Alcentra Mezzanine III, L.P for the period from January 1, 2014 through May 7, 2014, and related notes to the financial statements. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related information included in the senior securities table as of December 31, 2014 included in the registration statement. The senior securities table is the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated senior securities table based on our audits.

In our opinion, the senior securities table, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

New York, New York

June 23, 2015

KPMG LLP is a Delaware limited liability partnership, the U.S. member firm of KPMG International Cooperative (“KPMG International”), a Swiss entity.